 SECURITIES PURCHASE AGREEMENT
by and among
NEIL SINGER,
AC KINETICS, INC.
and
CAPSTONE COMPANIES, INC.
Dated effective as of June 27, 2016

ii

LIST OF EXHIBITS

Exhibit A	Form of Option Agreement
Exhibit B	Form of Subordination Agreement
Exhibit C	Form of Note

LIST OF SCHEDULES

Schedule 3.4	Koch Transaction Documents and Asset Transfers Documents

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this "Agreement"), effective this 27 day of June, 2016 (the "Closing Date"), is by and among AC Kinetics, Inc., a Delaware corporation (the "Company"), Neil Singer, an individual (the "Purchaser"), and Capstone Companies, Inc., a Florida corporation (the "Stockholder").  The Stockholder, the Company and the Purchaser are sometimes individually referred to as a "Party," and collectively as the "Parties."
RECITALS
A. The Stockholder owns all of the issued and outstanding shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the "Securities");
B. The Purchaser, together with his wife, Lydia Singer, owns 1,000 shares of the Class A Common Stock, par value $0.001 per share, of the Company;
C. At the Closing (as defined below), the Stockholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Stockholder, all of the Securities in exchange for the making by the Purchaser to the order of the Stockholder that certain Note (as defined below), subject to the terms and conditions set forth herein;
D. Purchaser is simultaneously entering into other similar transactions with other stockholders of the Company such that, following the Closing and the closing of such other transactions, Purchaser, together with his wife, will own all of the equity securities of the Company;
E. Following the Closing, but prior to the occurrence of the Koch Transactions (as defined below), (1) the Purchaser shall assign the Note to NLO Holdco, LLC, a Delaware limited liability company ("NLO"), together with certain of his other assets and certain of his other liabilities, in exchange for certain membership interests of NLO, and (2) immediately following such assignment, each of the Company and NLO shall assign all or substantially all of its respective assets and certain of its respective liabilities (including, with respect to NLO, the Note) to ACK NLO, LLC, a Delaware limited liability company ("Newco"), in exchange for all of the membership interests of Newco (collectively, the "Asset Transfers");
F. Stockholder desires to make that certain waiver, release and assignment set forth herein to Purchaser and the Company, and Purchaser, as owner of all equity securities of the Company (together with his wife), would not enter into this Agreement but for such waiver, release and assignment to Purchaser and the Company;
G. As additional consideration for such waiver, release and assignment from Stockholder, the Company hereby agrees to pay to Stockholder an amount equal to $10 (the "Additional Consideration");
H. Newco is contemplating entering into certain agreements with Koch Minerals, LLC and its Affiliates ("Koch") following the Asset Transfers, including a credit agreement relating to the proposed extension of credit to Newco by Koch, and the related proposed option agreement pursuant to which Koch would be granted the option to purchase the assets of Newco (the "Koch Transactions");

I. The Stockholder and Koch would enter into that certain Subordination Agreement in the form attached hereto as Exhibit A (the "Subordination Agreement"), to be agreed and acknowledged by ACK, NLO and Newco, whereby the Stockholder shall, effective with the Koch Transactions, subordinate its rights as an ultimate creditor of Newco with respect to the Note and otherwise to those of Koch;
J. Also in connection with the transactions contemplated hereby, the Stockholder and Involve LLC, an Affiliate of the Purchaser ("Involve") will enter into that certain Option Agreement, in the form attached hereto as Exhibit A (the "Option Agreement"), whereby Involve will grant the Stockholder an Option to repurchase shares of the Stockholder owned by Involve; and
K. The Parties acknowledge and agree that Koch would not pursue or enter into the Koch Transactions without the Parties and their respective Affiliates entering into and performing their respective obligations under this Agreement and the Ancillary Agreements.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
 PURCHASE
1.1 Purchase of Securities.  Subject to the terms and conditions of this Agreement, concurrent with the execution hereof, the Purchaser will purchase from the Stockholder, and the Stockholder will sell, transfer, assign, convey and deliver to the Purchaser, or cause to be sold, transferred, conveyed, assigned and delivered to the Purchaser, free and clear of all Liens (other than any Liens existing under securities Laws), all right, title and interest in, to and under the Securities.  Following the Closing, the Purchaser shall assign the Securities to the Company and the Company shall cancel the Securities.
1.2 Purchase Price and Payment.  The total consideration payable by the Purchaser to or for the account of the Stockholder in consideration for the transactions contemplated hereby shall be a note in the form attached hereto as Exhibit C in the original principal amount of $1,500,000 (the "Note").  Following the Closing, the Purchaser shall (a) assign all of his right, title and interest under the Note to NLO and (b) cause NLO to assign all of its right, title and interest under the Note to Newco (the "Note Assignments").  Following the Note Assignments, the Stockholder acknowledges and agrees that Neil Singer, in his individual capacity, shall have no liability to the Stockholder for any outstanding obligations of the Borrower (as such term is defined therein) under the Note.
1.3 Termination of Rights as Stockholder.  Upon receipt of the Note and following the transactions contemplated by Section 1.1, the Securities shall cease to be outstanding for any and all purposes, and the Stockholder shall no longer have any rights as an equityholder of the Company, including any rights that the Stockholder may have had under the Company's Certificate of Incorporation or otherwise.
ARTICLE 2
 CLOSING, DELIVERIES AND OTHER ACTIONS
2.1 Time and Place of the Closing.  On the Closing Date, the closing of the transactions contemplated hereby (the "Closing") will take place at the offices of the Company located at 20 Bedford Road, Armonk, New York 10504.

2.2 Deliveries by the Stockholder.  At the Closing, the Stockholder shall deliver, or cause to be delivered, to the Purchaser the following items:
(a)
stock certificates evidencing the Securities duly endorsed in blank or accompanied by an instrument of transfer duly executed by the Stockholder, transferring the Securities to the Purchaser free and clear of all Liens (other than Liens existing under securities Laws), dated as of the Closing Date;

(b)	the Option Agreement, duly executed by the Stockholder;
(c)	the Subordination Agreement duly executed by the Stockholder and dated as of the Closing Date; and
(d)
a termination agreement (the "Termination Agreement") terminating all contracts between Stockholder and the Company other than those specifically identified therein, duly executed by the Stockholder and any other parties to the Contracts listed on the schedules thereto necessary to make such Termination Agreement valid with respect to such Contract and dated as of the Closing Date.

2.3 Deliveries by the Company and the Purchaser.  At the Closing, the Company and the Purchaser shall deliver, or cause to be delivered, to the Stockholder the following items:
(a)	the Option Agreement, duly executed by Involve and dated as of the Closing Date;
(b)	an acknowledgment of the Subordination Agreement, duly executed by ACK, NLO and Newco and dated as of the Closing Date;
(c)
the Termination Agreement, duly executed by the Company and any other parties to the Contracts listed on the schedules thereto necessary to make such Termination Agreement valid with respect to such Contract and dated as of the Closing Date;

(d)	the Additional Consideration; and
(e)	the Note, duly executed by the Purchaser and dated as of the Closing Date.
ARTICLE 3
 REPRESENTATIONS AND WARRANTIES RELATED TO THE STOCKHOLDER
The Stockholder represents and warrants to the Purchaser and the Company as follows:
3.1 Title to the Securities; Exemption from Registration.
(a)	As of the Closing, the Stockholder shall own, and shall deliver to the Purchaser, the Securities, free and clear of any and all Liens (other than Liens existing under securities Laws).

(b)
The Stockholder acquired the Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, and the Stockholder has held the Securities for a period of at least six (6) months.  The Securities have not been and will not be registered under the Securities Act of 1933, as amended, which term, as used herein, includes the rules and regulations of the Securities and Exchange Commission thereunder (the "Securities Act") and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any state securities laws, as applicable. Subject to the accuracy of the representations and warranties of the Purchaser set forth in this Agreement, it is not necessary in connection with the sale of the Securities to the Purchaser to register the Securities under the Securities Act or any state securities laws, as the Securities are eligible for resale pursuant to an applicable exemption from registration under the Securities Act and state securities laws and regulations, as applicable.

3.2 Authority, Validity, Effect and No Conflict.
(a)	The Stockholder is a Florida corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation.
(b)
Each of the Stockholder and its Affiliates, as applicable, has all requisite power and authority to enter into and perform its respective obligations under this Agreement and any Ancillary Agreement to which such entity is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and any such Ancillary Agreements have been duly approved by all requisite action and have been duly executed and delivered by the Stockholder and/or such Affiliates, as applicable, pursuant to all necessary authorization and are the legal, valid and binding obligations of the Stockholder and/or such Affiliates, as applicable, enforceable against the Stockholder and/or such Affiliates, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally (the "General Enforceability Exceptions").

(c)
Neither the execution of this Agreement or the Ancillary Agreements by the Stockholder and/or its Affiliates, as applicable, nor the performance by the Stockholder and/or such Affiliates, as applicable, of its obligations hereunder or thereunder will (i) violate or conflict with the organizational or governing documents of the Stockholder and/or such Affiliates, as applicable, or any Law, Permit or Order, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage, or other Contract to which the Stockholder and/or such Affiliates, as applicable, is a party or by which any of its assets or properties are bound or (iii) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Securities.

3.3 Consents.  No Consent is required in connection with the execution and delivery by Stockholder and/or its Affiliates, as applicable, of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.4 Receipt of Information.  The Stockholder has received all the information it considers necessary or appropriate for deciding whether to dispose of the Securities, including information pertaining to NLO, Newco, the Asset Transfers and the Koch Transactions. The Stockholder has had an opportunity to ask questions and receive answers from the Purchaser and the Company regarding the terms and conditions of the Purchaser's purchase of the Securities and the business and financial condition of the Purchaser and the Company, as well as NLO, Newco, the Asset Transfers and the Koch Transactions, including drafts of those transaction documents set forth on Schedule 3.4, and to obtain additional information (to the extent the Purchaser or the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The Stockholder has not received, and is not relying on, any representations or warranties from the Purchaser or the Company, express or implied, other than as provided herein.
3.5 No Future Participation.  The Stockholder acknowledges that the Stockholder will have no future participation in any Company gains, losses, profits or distributions with respect to the Securities.  The Stockholder acknowledges that the Stockholder is voluntarily forfeiting any opportunity to share in any increase in value from the equity of the Company.
3.6 No Other Company Securities  Other than the Securities, the Stockholder does not own, beneficially or of record, any equity or debt securities of the Company.  Following the Closing, the Stockholder will not own, beneficially or of record, any securities of the Company.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE COMPANY
The Purchaser and the Company hereby represent and warrant to the Stockholder as follows:
4.1 Authority, Validity and Enforceability.
(a)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
(b)
The Purchaser is an individual with due capacity, and the Company and its and the Purchaser's respective Affiliates have the requisite power and authority to enter into and perform their respective obligations under this Agreement and any Ancillary Agreement to which such Person is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and any such Ancillary Agreements have been duly approved by all requisite action and have been duly executed and delivered by the Purchaser, the Company and/or such Affiliates, as applicable, pursuant to all necessary authorization, as applicable, and are the legal, valid and binding obligations of the Purchaser, the Company and/or such Affiliates, as applicable, enforceable against them in accordance with their terms, subject to the General Enforceability Exceptions.

4.2 No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements by the Purchaser, the Company and/or their respective Affiliates, as applicable, nor the performance by the Purchaser, the Company and/or such Affiliates, as applicable, of their respective obligations hereunder or thereunder will (a) violate or conflict with the organizational or governing documents of the Company and/or such Affiliates, as applicable, or any Law, Permit or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage, or other Contract to which the Purchaser, the Company and/or such Affiliates, as applicable, is a party or by which any of its assets or properties are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the assets of the Purchaser.
4.3 Consents.  No Consent is required in connection with the execution and delivery by the Purchaser, the Company, or their respective Affiliates, as applicable, of this Agreement or the Ancillary Agreements to which such Person is a party or the consummation of the transactions contemplated hereby or thereby.
4.4 Status; Investment Purpose.  The Purchaser has such knowledge, skill and experience in business, financial and investment matters that he is capable of evaluating the merits and risks of purchasing the Securities, has considered the suitability of purchasing the Securities and is able to bear the risks associated with such purchase.  The Purchaser is acquiring the Securities solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  The Purchaser acknowledges that the Securities are "restricted securities" and, as such, are not registered under the Securities Act or any state securities laws or regulations, and that the Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
ARTICLE 5
 ADDITIONAL AGREEMENTS
5.1 Further Assurances.  From and after the Closing Date, at the request of the Purchaser, the Stockholder shall execute and deliver to the Purchaser, or cause to be executed and delivered on behalf of the Stockholder to the Purchaser, such instruments and other documents as the Purchaser may reasonably request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements, including all further materials, documents and instruments of conveyance, transfer or assignment to effect, record or verify the transfer to, and vesting in the Purchaser of, the Stockholder's right, title and interest in and to the Securities, free and clear of all Liens (other than Liens existing under securities Laws), in accordance with the terms of this Agreement.
5.2 Press Release, Announcements and Disclosure.  The Stockholder shall not, and shall cause its managers, directors, officers, employees, equity holders, former equity holders, agents or representatives not to, disclose any information or issue any press release or other announcement, including any announcement to employees, customers, suppliers or others having dealings with the Stockholder or any of its Affiliates, relating to the Purchaser, the Company, Koch, their respective Affiliates, the Purchaser or the Company's respective businesses (including the Intellectual Property owned, held or used by the Purchaser, the Company or their respective Affiliates), the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including the Koch Transactions and the Asset Transfers, without the prior written consent of the Purchaser;

provided, however, nothing in this Section 5.2 will preclude the Stockholder or agent or representative thereof from making any disclosures required under applicable Law or required in conjunction with the filing of any Tax Return or other document required to be filed in connection with obtaining, delivering or filing Consents required under this Agreement from, to or with any Governmental Authority.
5.3 Waiver, Release and Assignment.
(a)
The Stockholder on behalf of itself and each of its Affiliates and each of their respective heirs, administrators, executors, officers, directors, employees, stockholders, partners, managers, members, agents and representatives, and the successors and assigns of each (individually, a "Releasor", collectively, the "Releasors"), FULLY AND FINALLY RELEASES, ACQUITS AND FOREVER DISCHARGES, AND COVENANTS NOT TO SUE, the Purchaser, the Company and their respective Affiliates (including Convolve, Inc., Newco and NLO), as well as Koch, (and, to the extent they would be liable in respect of their position with the foregoing, each of the present and former officers, directors, stockholders, members, partners, managers, representatives, employees, agents, Affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives and attorneys of the foregoing) (the "Released Parties") from or for any and all Actions, Liens, Contracts, offers, Liabilities and compensation of any kind or nature whatsoever, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN, KNOWN OR UNKNOWN, DISCLOSED OR UNDISCLOSED, MATURED OR UNMATURED, FIXED OR CONTINGENT, PAST, PRESENT OR FUTURE, IN LAW OR IN EQUITY ("Released Matters"), which Releasors presently have, have ever had or may hereafter have against the Released Parties arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, as well as the Note Assignments, Asset Transfers or Koch Transactions, including (i) any claims related to ownership in or of, or in any portion or aspect of Intellectual Property that is owned, held or used by the Purchaser or the Company and (ii) any claims related to that certain Royalty Agreement, dated as of January 15, 2013, by and between the Company and the Stockholder, that certain letter agreement, dated as of January 15, 2013, by and between the Company and the Stockholder, or any other agreements to which the Stockholder and/or any Affiliate thereof, on the one hand, and the Company, the Purchaser and/or any Affiliate thereof, on the other hand, is a party; provided, however, that nothing contained herein operates to release any obligations of the Company, the Purchaser or their respective Affiliates, as applicable, arising under this Agreement or the Ancillary Agreements. In compliance with any Law which requires a specific release of unknown claims or benefits, the Stockholder acknowledges that this release includes a release of unknown claims (except claims of fraud), and hereby expressly waives and relinquishes any and all such claims, rights or benefits that such may have which are unknown at the effective time of this release. Each Party understands and agrees that if, hereafter, it discovers facts different from or in addition to those that it now knows or believe to be true, that the waivers and releases granted hereby will be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts except in the case of claims of fraud.  The Releasor hereby waives any claims or rights in and to the Intellectual Property that is owned, held or used by the Purchaser or the Company.

(b)
The Stockholder further agrees not to institute any Action, and will not cooperate or assist in any such Action, against the Released Parties, or any of them, pursuing any Released Matter released pursuant to Section 5.3(a).

(c)
The Stockholder shall indemnify, defend and hold harmless the Released Parties from any Liabilities incurred or suffered by any of such Persons based upon, arising out of, or otherwise related to a breach of Section 5.2 or this Section 5.3 by any Releasor.

(d)	The Stockholder represents that it has not assigned any Released Matter or potential Released Matter against the Released Parties to any other Person.
(e)	It is understood and agreed that the Purchaser and the Company (on behalf of themselves and the other Released Parties) do not admit any Liability regarding the matters released hereby.
(f)
To the extent that the Stockholder in fact possesses any right, title or interest in any degree or any portion or aspect of NLO IP respecting technology for AC induction motor control, the Stockholder hereby assigns and transfers all such right, title and interest to the Company.  To the extent that the Stockholder in fact possesses any right, title or interest in any degree or in any portion or aspect of NLO IP other than that respecting technology for AC induction motor control, the Stockholder hereby assigns and transfers all such right, title and interest to the Purchaser.

5.4 Withholding.  The Stockholder shall indemnify, defend and hold harmless the Purchaser against any and all Taxes (and any and all related Liabilities) incurred by or asserted against the Purchaser by the IRS or any other Governmental Authority as a result of the Purchaser's failure to deduct and withhold the proper amount of Tax from the Note for any reason.
ARTICLE 6
 DEFINITIONS
6.1 Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referenced in this Section 6.1:
"Action" means any claim, cause of action, complaint, demand, action, litigation, suit, legal proceeding or hearing, audit, assessment, investigation, interference, opposition, reexamination, inter partes review, post grant review, opposition, nullification, supplemental examination, concurrent use, controversy, cancellation, administrative enforcement proceeding or arbitration or mediation proceeding before or under the direction of any Governmental Authority.
"Additional Consideration" has the meaning set forth in the Recitals.
"Affiliate" means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  The term "control" as used in this definition (including the terms "controlled by" or "under common control with") means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise.  When applied to any Person that is an individual, the term "Affiliate" also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.
"Agreement" has the meaning set forth in the Preamble.

"Ancillary Agreements" means the Note, the Subordination Agreement, the Option Agreement, the Termination Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or any other Ancillary Agreement or to be executed or delivered by the Company, the Purchaser, the Stockholder or their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement, as indicated by the context in which such term is used.
"Asset Transfers" has the meaning set forth in the Recitals.
"Business Day" means any day except Saturday, Sunday or a day on which banking institutions in the State of New York are required by Law to be closed.
"Closing Date" has the meaning set forth in the Preamble.
"Closing" has the meaning set forth in Section 2.1.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning set forth in the Preamble.
"Consent" means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Person.
"Contracts" means all contracts, agreements (including employment agreements and non-competition agreements), leases (whether real or personal property), Licenses, commitments, understandings, courses of dealings or performance, instruments, guarantees, bids, orders and proposals, whether oral or written.
"Exhibit" means any exhibit to this Agreement.
"GAAP" means accounting principles generally accepted in the U.S. as in effect from time to time, consistently applied.
"General Enforceability Exceptions" has the meaning set forth in Section 3.2(a).
"Governmental Authority" means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator or mediator.
"Intellectual Property means any and all of the following, and all rights in, arising out of, or associated therewith, in any jurisdiction throughout the world, whether protected, created or arising under any applicable Law, License or other Contract, or otherwise: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), products, processes, prototypes, articles of manufacture, compositions of matter, know-how and other things and information, all improvements thereto, and all patent disclosures and patents (including patent applications), including all utility models, provisional applications, continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, inter partes review proceedings, post grant review proceedings, opposition, nullification, supplemental examination proceedings and extensions thereof; (b) all copyrights, copyrightable subject matter and works of authorship (whether or not embodied in any tangible form, including instruction manuals, schematics, diagrams, drawings, product specifications, laboratory notebooks, samples, studies and summaries), and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications and registrations in connection therewith, along with all reversions, extensions and renewals thereof; (c) trade or service marks, logos, trade names, corporate names, including the name of the Company, rights in telephone numbers and trade dress rights, together with all translations, adaptations, derivations and combinations thereof and including the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (d) confidential and proprietary information, including trade secrets and know-how (including ideas, research and development, formulae, algorithms, routines, compositions, engineering processes and techniques, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all internet domain names and registrations and renewals thereof; (f) all Software and web sites; (g) registrations and applications for registration of each of the foregoing and all equivalent, similar or corresponding rights throughout the world; (h) all advertising and promotional materials and product labels; (i) all other intellectual property and other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).
"Involve" has the meaning set forth in the Recitals.
"IRS" means the Internal Revenue Service.
"Koch Transactions" has the meaning set forth in the Recitals.
"Law" means any foreign, federal, state or local law, statute, code, ordinance, regulation, judicial decision, rule, Order, executive order or other requirement.
"Liability" or "Liabilities" means any liabilities, Taxes, adverse claims, indebtedness, fines and penalties or other obligations, whether accrued, fixed, due or to become due, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, unliquidated or otherwise, regardless of when asserted.
"License" means any license, sublicense, Contract, covenant not to sue or permission.
"Liens" means any hypothecation, mortgage, assignment, lease, license or other right of possession, deed of trust, encumbrance, real property title defect, infringement, interference, charge, claim, community property interest, easement, right of way, covenant, servitude, condition, equitable interest, lien, option, pledge, security interest, purchase rights, right of first refusal, tag along right or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"Newco" has the meaning set forth in the Recitals.
"NLO" has the meaning set forth in the Recitals.
"NLO IP" means Intellectual Property that provides the foundation for, and may be developed specifically to further, commercial applications utilizing non-linear optimization algorithms, techniques, theories or methodologies.
"Note Assignments" has the meaning set forth in Section 1.2.
"Option Agreement" has the meaning set forth in the Recitals.

"Order" means any order, judgment, injunction, award, decree, ruling, charge, writ, assessment, arbitration award or other requirement of any Governmental Authority.
"Party" and "Parties" have the respective meanings set forth in the Preamble.
"Permits" means any License, permit, product registration, approval, certificate, authorization, certificate of occupancy, authority, qualification or similar document or authority that has been issued or granted by any Person.
"Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, Governmental Authority or other entity.
"Proceeding" has the meaning set forth in Section 7.8.
"Purchaser" has the meaning set forth in the Preamble.
"Released Matters" has the meaning set forth in Section 5.3(a).
"Released Parties" has the meaning set forth in Section 5.3(a).
"Releasor" and "Releasors" have the meanings set forth in Section 5.3(a).
"Software" means all computer software, programs and code, including assemblers, applets, compilers, source code, object code, executable code, net lists, development tools, design tools, user interfaces and data, databases in any form or format, however fixed, and all related documentation.
"Securities" has the meaning set forth in the Recitals.
"Securities Act" has the meaning set forth in Section 3.1(b).
"Stockholder" has the meaning set forth in the Preamble.
"Subordination Agreement" has the meaning set forth in the Recitals.
"Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, License, withholding, payroll, employment, withholding, excise, severance, stamp, occupation, premium, personal property, real property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, as well as any Liabilities under any state abandonment or unclaimed property, escheat or similar Laws, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person and (c) any Liability for the payment of any amounts of the foregoing types as a result of being a transferee or successor under applicable Law, or a party to any agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

"Tax Return" means any return, declaration, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority, including any return, attachment or schedule of an affiliated, consolidated, combined or unitary group, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
"Taxing Authority" means any Governmental Authority responsible for the administration, collection or imposition of any Tax.
"Termination Agreement" has the meaning set forth in Section 2.2(d).
"U.S." means the United States of America.
ARTICLE 7
 MISCELLANEOUS
7.1 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Parties; provided, however, that (a) the Purchaser and the Company may each assign this Agreement and any or all rights or obligations hereunder (including their respective rights to seek indemnification hereunder) without consent to (i) any Affiliate or Affiliates of such Party (including, in each case, NLO and Newco) or any Person or Persons to which such Party or any of its Affiliates sells, transfers, assigns or delegates all or any portion of its equity securities or its assets or business or (b) in the event that the Purchaser assigns this Agreement to NLO, NLO may assign this Agreement to Newco.  Upon any such permitted assignment, the references in this Agreement to the Purchaser or the Company shall also apply to any such assignees unless the context otherwise requires.
7.2 Headings.  The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.
7.3 Integration, Modification and Waiver.  This Agreement, together with the Exhibits delivered hereunder and (when executed) the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Purchaser, the Company and the Stockholder.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.
7.4 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words "include" and "including" and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words "without limitation," (d) the words "hereof," "herein," "hereto," "hereby," "hereunder" and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section or Exhibit means an Article or Section of, or an Exhibit to, this Agreement, unless another agreement is specified, (f) unless otherwise specified, any definition of or reference to any Contract, instrument, document or Law herein shall be construed as referring to such Contract, instrument, document or Law as it may from time to time be amended, supplemented or otherwise modified, (g) any accounting term not defined herein shall have the meaning ascribed to it under GAAP and (h) all references to "$" or "Dollars" shall mean U.S. Dollars.
7.5 Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.
7.6 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given and delivered (a) when delivered in person, (b) when sent by electronic mail transmission (with read receipt confirmed), (c) one Business Day after having been dispatched by a nationally recognized overnight courier service or (d) upon tender by the U.S. Post Office after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the following address:
If to the Stockholder:
Capstone Companies, Inc.
350 Jim Moran Boulevard
Deerfield Beach, Florida  33442
Attention: Stewart Wallach, Aimee Gaudet and Gerry McClinton
Email:swallach@capstoneindustries.com; aimee@capstonecompaniesinc.com; gmcclinton@capstoneindustries.com

If to the Company:
AC Kinetics, Inc.
20 Bedford Road
Armonk, New York 10504
Attention: Neil Singer, PhD
Email: nsing@ackinetics.com

If to the Purchaser:
Neil Singer
1 Quarter Mile Road
Armonk, New York 10504
Email: nsing@ackinetics.com

with a copy to (which will not constitute notice):
Sherman Wells Sylvester & Stamelman LLP
210 Park Avenue, Suite 200
Florham Park, New Jersey 07932
Attention: Andrew J. Stamelman, Esq.
Email: astamelman@shermanwells.com

Any Party may change its address, electronic mail address or facsimile number for the purposes of this Section 7.6 by giving notice to the other Parties as provided in this Agreement.
7.7 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to principles of conflicts of Law.
7.8 Jurisdiction and Venue.  Each of the Parties acknowledges and agrees that this Agreement involves at least $100,000, and that it has been entered into in express reliance on Section 2708 of the Delaware Code.  Each of the Parties hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the federal courts of the U.S. sitting in the State of Delaware), and any appellate court from any thereof, in any judicial proceeding brought against any of the Parties in connection with any controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, or the breach hereof or thereof (each, a "Proceeding") and agrees that all claims in respect of any such Proceeding may be heard and determined in any such court, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Proceeding or other Action except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper), (b) agrees that any claim in respect of any such Proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper), and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper), and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper).
7.9 Waiver of Jury Trial.  EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.10 No Third Party Beneficiaries.  Except as otherwise set forth in this Section 7.10, this Agreement is for the sole benefit of the Parties and the Released Parties and their respective successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and the Released Parties and such respective successors and permitted assigns, any legal or equitable right or remedy of any nature whatsoever hereunder.  Notwithstanding the foregoing, (a) this Agreement is an integral part of the Koch Transactions, (b) Koch would not enter into the Koch Transactions but for the entry into, and performance of their respective obligations under, this Agreement and the Ancillary Agreements by the Parties and their Affiliates and (c) the Parties hereby designate Koch as third-party beneficiaries of this Agreement and the Ancillary Agreements having the right to enforce all provisions of this Agreement and the Ancillary Agreements against each Party, its Affiliates, and their successors and assigns.
7.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures transmitted by facsimile or electronic mail shall be deemed originals for purposes of this Agreement.
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IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute this Agreement effective as of the day and year first above written.
AC KINETICS, INC.
a Delaware corporation

By: /s/ Neil Singer
Name:	Neil Singer
Title:	President

IN WITNESS WHEREOF, the Stockholder has executed this Agreement effective as of the day and year first above written.
CAPSTONE COMPANIES, INC.
a Florida corporation

By: /s/ James G. McClinton
Name:	James G. McClinton
Title: C.F.O.

IN WITNESS WHEREOF, the Purchaser has executed this Agreement effective as of the day and year first above written.

/s/ Neil Singer
Neil Singer, individually

EXHIBIT A
FORM OF OPTION AGREEMENT

See attached.

EXHIBIT B
FORM OF SUBORDINATION AGREEMENT

See attached.

EXHIBIT C
FORM OF NOTE

See attached.

Schedule 3.4
KOCH TRANSACTION DOCUMENTS
1.	Credit Agreement, by and between ACK NLO, LLC and Koch Minerals, LLC.
2.	Promissory Note from ACK NLO, LLC in favor of Koch Minerals, LLC.
3.	Guarantees of NLO Holdco, LLC and AC Kinetics, Inc. of ACK NLO, LLC's obligations under the Credit Agreement in favor of Koch Minerals, LLC.
4.	Pledge Agreements of NLO Holdco, LLC and AC Kinetics, Inc. in favor of Koch Minerals, LLC.
5.	Security Agreement, by and between ACK NLO, LLC and Koch Minerals, LLC.
6.
Option Agreement, by and among Koch Minerals, LLC, ACK NLO, LLC, AC Kinetics, Inc., NLO Holdco, LLC, Neil Singer, individually and in his capacity as Seller Parties' Representative, Lydia Singer, Stuart Landow and Gold Eagle Consulting, Inc., and related Disclosure Schedules.

7.	Technology Escrow Agreement, by and among EscrowTech International, Koch Minerals, LLC, and ACK NLO, LLC.
8.
Form of Asset Purchase Agreement, by and among Koch Minerals, LLC, an affiliate of Koch Minerals, LLC and Neil Singer, individually and as Seller Parties' Representative, and related Disclosure Schedules.

9.	Deferred Purchase Price Letter Agreement, by and among Koch Minerals, LLC and Neil Singer.
10.	Services Agreement, by and among AC Kinetics, Inc., NLO Holdco, LLC, Stuart Landow and Gold Eagle Consulting, Inc.
11.	Contribution Agreement, by and among Neil Singer, Lydia Singer, Stuart Landow and Gold Eagle Consulting, Inc.

ASSET TRANSFERS DOCUMENTS
1.	Limited Liability Company Agreement of ACK NLO, LLC
2.	Assignment Agreements by each of Neil Singer and Stuart Landow individually and Gold Eagle Consulting, Inc. in favor of NLO Holdco, LLC.
3.	Disclaimer and Assignment Agreement by each of Stuart Landow individually and Gold Eagle Consulting, Inc. in favor of AC Kinetics, Inc.
4.	Disclaimer and Assignment Agreement by Kenneth Pasch individually in favor of Neil Singer.
5.	Contribution Agreements by each of AC Kinetics, Inc. and NLO Holdco, LLC in favor of ACK NLO, LLC.
6.	Restrictive Covenant Agreements between ACK NLO, LLC and each of Neil Singer, Stuart Landow and Kenneth Pasch.
7.	Valuation of the Fair Market Value of VSD and NLO Proprietary Algorithms by IncreMental Advantage, LLC, dated March 16, 2016.